Exhibit 4

SCHEDULE A

This Schedule A sets forth information with respect to all transactions in the shares of Common Stock of the Issuer effected by the Reporting Persons during the past sixty days.

Trade Date	Shares Purchased	Price (1)	Reporting Person
10/26/2018	5,500	$1.47	HCPF
10/29/2018	13,700	$1.48	HCPF
10/30/2018	11,452	$1.48	HCPF
10/31/2018	14,787	$1.52	HCPF
11/1/2018	12,157	$1.52	HCPF
11/2/2018	18,185	$1.62	HCPF
11/5/2018	39,000	$1.69	HCPF
11/6/2018	16,296	$1.70	HCPF
11/7/2018	17,491	$1.75	HCPF
11/9/2018	25,000	$1.69	HCPF
11/12/2018	15,000	$1.63	HCPF
11/13/2018	17,000	$1.59	HCPF
11/15/2018	5,000	$1.55	HCPF
11/16/2018	18,000	$1.59	HCPF
11/19/2018	10,000	$1.54	HCPF
11/20/2018	8,536	$1.48	HCPF
11/21/2018	333	$1.45	HCPF
11/23/2018	5,000	$1.45	HCPF
11/28/2018	9,573	$1.40	HCPF
12/17/2018	144,980	$1.56	Freedom

(1)

The prices reported above are weighted average prices. The shares of Common Stock were purchased in multiple transactions at prices ranging from: (i) $1.44-$1.48 on October 26, 2018, (ii) $1.47-$1.49 on October 29, 2018, (iii) $1.47-$1.49 on October 30, 2018, (iv) $1.45-$1.57 on October 31, 2018, (v) $1.50-$1.55 on November 1, 2018, (vi) $1.55-$1.62 on November 2, 2018 (vii) $1.57-$1.70 on November 5, 2018, (viii) $1.65-$1.71 on November 6, 2018, (ix) $1.74-$1.75 on November 7, 2018, (x) $1.68-$1.70 on November 9, 2018, (xi) $1.60-$1.65 on November 12, 2018, (xii) $1.58-$1.60 on November 13, 2018, (xiii) $1.53-$1.55 on November 19, 2018, (xiv) $1.45-$1.50 on November 20, 2018 and (xv) $1.50 - $1.59 on December 17, 2018. The Reporting Persons undertake to provide to the Issuer, any holder of the Issuer’s Common Stock, or the Staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within the ranges set forth in this footnote (1).